Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES PRICING OF

PRIVATE OFFERING OF SENIOR NOTES

NEW YORK, NY, December 6, 2017 – Mercer International Inc. (Nasdaq: MERC, TSX: MERC.U) (the “Company”) today announced the pricing of its previously announced offering of $300 million aggregate principal amount of 5.500% senior notes due January 15, 2026 (the “2026 Notes”).

The 2026 Notes are being issued at a price of 100% of their principal amount. The net proceeds from the offering will be used, together with cash on hand, to redeem $300 million in principal amount of the Company’s currently outstanding 7.750% senior notes due 2022, of which $400 million in aggregate principal amount of is currently outstanding.

The offering of the 2026 Notes is expected to close on or around December 20, 2017, subject to the satisfaction of customary closing conditions.

The 2026 Notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The 2026 Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the 2026 Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Mercer International Inc. is a global forest products company with operations in Germany and Canada.

The preceding contains “forward looking statements” within the meaning of federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, without limitation, the Company’s intentions regarding the consummation of the offering of 2026 Notes, the intended use of proceeds and the completion of the partial redemption of existing senior notes due 2022. “Forward looking statements” involve unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. These statements are based on the Company’s management’s estimates and assumptions with respect to future events, which include uncertainty as to its ability to consummate the offering of 2026 Notes or the partial redemption of the existing senior notes due 2022, which estimates are believed to be reasonable, though inherently uncertain and difficult to predict. A discussion of factors that could cause actual results to vary is included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099